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               AMENDMENT TO TRANSFER AGENCY AND SERVICE AGREEMENT

        This Amendment, dated as of this 12th day of June, 2001 to that certain Transfer Agency and Service Agreement dated as of September 1, 1999 is by and between HARRIS ASSOCIATES INVESTMENT TRUST (hereinafter the "Fund") and CDC IXIS ASSET MANAGEMENT SERVICES, INC. (formerly NVEST SERVICES COMPANY, INC., hereinafter the "Transfer Agent") (such Agreement, as amended from time to time, being hereinafter referred to as the "Contract.") Capitalized terms used in this Amendment without definition shall have their respective meanings given to such terms in the Contract referred to below.

        WHEREAS, the Fund and the Transfer Agent entered into the Contract pursuant to which the Transfer Agent acts as transfer agent, disbursing agent, and agent in connection with certain other activities on behalf of the Fund;

        WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

        WHEREAS, the Fund currently offers shares in following series, The Oakmark Fund, The Oakmark International Fund, The Oakmark Small Cap, The Oakmark Equity and Income Fund, The Oakmark Select Fund, The Oakmark International Small Cap Fund, and The Oakmark Global Fund (each such series, together with all other series subsequently established by the Fund and made subject to the Contract in accordance with SECTION 17 of the Contract and in accordance with terms thereof, being hereinafter referred to as a "Portfolio," and collectively as the "Portfolios");

        WHEREAS, the Fund, on behalf of the Portfolios, and the Transfer Agent desire to amend certain provisions of the Contract to bring the Contract into compliance with Regulation S-P as promulgated by the Securities and Exchange Commission.

        NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Contract, pursuant to the terms hereof, as follows:

        SECTION 19 is hereby added immediately following SECTION 18 of the Contract, and shall read as follows:

        19. PRIVACY OF NONPUBLIC PERSONAL INFORMATION. The Transfer Agent shall not disclose or use "nonpublic personal information" (as defined in Rule 3(t) of Regulation S-P, adopted by the Securities and Exchange Commission) except as necessary to carry out the purposes for which the Fund disclosed such information to the Transfer Agent, including information that is used in accordance with Rules 14 and 15 of Regulation S-P in the ordinary course of business to carry out those purposes.

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        IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the date first above written.



                                     CDC IXIS ASSET MANAGEMENT SERVICES, INC.



                                     By: /s/ Christopher L. Wilson
                                         ---------------------------------------
                                     Name:     Christopher L. Wilson
                                           -------------------------------------
                                     Title:    President
                                            ------------------------------------



                                     HARRIS ASSOCIATES INVESTMENT TRUST


                                     By: /s/ Robert M. Levy
                                         ---------------------------------------
                                     Name:     Robert M. Levy
                                           -------------------------------------
                                     Title:    CEO and President
                                            ------------------------------------